Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

The Alkaline Water Company Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Aggregate Offering Price Per Share(3)(4)	Maximum Aggregate Offering Price Per Share(3)(4)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common stock to be offered for resale by selling stockholders	457(c)	7,480,000	$0.15095	$1,129,106	0.00011020	$124.43
	Total Offering Amounts				$1,129,106		$124.43
	Total Fees Previously Paid						$0
	Net Fee Due						$124.43

(1)

Pursuant to Rule 416 under the Securities Act of 1933, there is also being registered hereby such indeterminate number of additional shares of common stock of The Alkaline Water Company Inc. as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)

Consists of up to (i) 4,400,000 shares of The Alkaline Water Company Inc.'s common stock that may be issued upon conversion of shares of Series E Preferred Stock, (ii) 2,200,000 shares of The Alkaline Water Company Inc.'s common stock that may be issued upon exercise of common stock purchase warrants that may be issued upon conversion of shares of Series E Preferred Stock and (iii) 880,000 shares of The Alkaline Water Company Inc.'s common stock.

(3)

Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

(4)

Based on the average of the high and low prices per share ($0.1594 high and $0.1425 low) for The Alkaline Water Company Inc.'s common stock on December 20, 2022, as reported on the Nasdaq Capital Market.